For Immediate Release Contact: Susan Hoff, Best Buy Co., Inc. 952-947-2443 susan.hoff@bestbuy.com

Best Buy Completes Musicland Acquisition

    MINNEAPOLIS, February 1, 2001—Best Buy Co., Inc. (NYSE: BBY), today announced the completion of its acquisition of Musicland Stores Corporation. Musicland became a wholly owned subsidiary of Best Buy effective at 11:59 p.m. on January 31, 2001. Trading in Musicland shares on the New York Stock Exchange has been permanently halted.

    At the effective time of the acquisition, all shares of Musicland common stock not tendered in the earlier tender offer were canceled and converted into the right to receive $12.55 net in cash, without interest, subject to the rights of the holders of the shares to exercise appraisal rights. Best Buy will contact the remaining Musicland stockholders by mail with information on how to receive payment for their Musicland shares not tendered in the tender offer.

    "We are pleased at the prompt completion of the Musicland acquisition," said Best Buy Chairman & CEO Richard M. Schulze. "The management team will move ahead quickly with our plans to transform our mall-based stores' product offerings to include MP3 players, cellular telephones, satellite systems, digital imaging, game hardware and software, and an expanded assortment of accessories."

    As part of the acquisition, effective immediately, Best Buy's Senior Vice President Kevin Freeland has been named president of Musicland, replacing Jack Eugster. Freeland said, "The integration and transformation of Musicland requires the talents of the combined Musicland and Best Buy teams to be successful. Together, we plan to create a stronger, more profitable model for the mall and rural store formats."

About Best Buy Co., Inc.

    Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the nation's number one specialty retailer of consumer electronics, personal computers, entertainment software and appliances. The Company operates retail stores under the names: Best Buy, Magnolia Hi Fi, Sam Goody, Suncoast, Media Play and On Cue. The Company reaches consumers through more than 1,800 retail stores nationwide, in Puerto Rico and the US Virgin Islands and online at http://www.bestbuy.com/

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    Statements made in this news release, other than those concerning historical financial information, should be considered forward looking and subject to various risks and uncertainties. Such forward-looking statements are based on management's beliefs and assumptions regarding information currently available, and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those expressed in the forward-looking statements. Factors that could cause results to vary include, among others; those identified in the Company's filings with the Securities and Exchange Commission. The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.